June 17, 2003

Dear Shareholder:

We previously mailed to you proxy materials relating to the Special Meeting of Shareholders of First Funds, scheduled for June 26, 2003 at 4:00 p.m. Mountain Time.  Your vote for this important meeting has not yet been received.

We encourage you to utilize one of the following options today for recording your vote promptly:

1.

Vote by Telephone.  You may cast your vote by telephone by calling the toll-free number listed on the enclosed voting instruction sheet or proxy card.  Please have the control number found on your proxy card ready when prompted.

2.

Vote Through the Internet.  You may cast your vote using the internet by logging onto the internet address located on the enclosed voting instruction sheet or proxy card and following the instructions on the website.

3.

Vote by Mail.  You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

For the reasons set forth in the proxy materials previously6 delivered to you, THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE PROPOSALS AND BELIEVE THE PROPOSALS ARE IN THE BEST INTEREST OF SHAREHOLDERS OF THE FUNDS.

If you have any questions regarding this letter or need assistance in voting your shares, please call D.F. King & Co., Inc., the fund’s proxy solicitor toll free at 1-800-431-9629.

YOUR VOTE IS IMPORTANT.  PLEASE VOTE TODAY.